EXHIBIT 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

THIRD QUARTER 2020 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.30 Per Share Declared for Fourth Quarter 2020

Board of Directors Declared Supplemental Cash Dividend of $0.04 Per Share

EVANSTON, Ill., October 29, 2020 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Financial Highlights

•	Total investment income of $21.1 million

•	Net investment income of $6.9 million, or $0.28 per share

•	Adjusted net investment income of $9.7 million, or $0.40 per share(1)

•	Net increase in net assets resulting from operations of $20.7 million, or $0.85 per share

•	Received proceeds from repayments and realizations of $33.8 million, recognizing $1.3 million in net realized gains

•	Paid regular quarterly dividend of $0.30 per share on September 25, 2020

•	Net asset value (NAV) of $389.6 million, or $15.94 per share, as of September 30, 2020

•	Estimated spillover income (or taxable income in excess of distributions) as of September 30, 2020 of $25.9 million, or $1.06 per share

Management Commentary

“Our third quarter results indicate that the overall health of Fidus’ portfolio continues to improve. We ended the quarter with NAV per share of $15.94, a 3.6% increase versus second quarter,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “As expected, originations were paused this quarter but, with deal flow recovering, our pipeline of opportunities is increasingly robust. We remain steadfast in our commitment to our underwriting discipline of selectively investing in lower middle market companies with defensive characteristics and strong cash flow profiles. We continue to manage the business with an abundance of caution, focused on maintaining a healthy liquidity position and preserving long-term capital during these uncertain times.”

(1) Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Third Quarter 2020 Financial Results

The following table provides a summary of our operating results for the three months ended September 30, 2020 as compared to the same period in 2019 (dollars in thousands, except per share data):

	Three Months Ended September 30,
	2020	2019	$ Change	% Change
Interest income	$18,765	$16,133	$2,632	16.3%
Payment-in-kind interest income	1,249	2,253	(1,004)	(44.6%)
Dividend income	471	(38)	509	NM
Fee income	427	825	(398)	(48.2%)
Interest on idle funds and other income	165	28	137	489.3%

Total investment income	$21,077	$19,201	$1,876	9.8%

Net investment income	$6,902	$7,362	$(460)	(6.2%)
Net investment income per share	$0.28	$0.30	$(0.02)	(6.7%)

Adjusted net investment income (1)	$9,663	$8,669	$994	11.5%
Adjusted net investment income per share (1)	$0.40	$0.35	$0.05	14.3%

Net increase (decrease) in net assets resulting from operations	$20,707	$13,895	$6,812	49.0%
Net increase (decrease) in net assets resulting from operations per share	$0.85	$0.57	$0.28	49.1%

The $1.9 million increase in total investment income for the three months ended September 30, 2020 as compared to the same period in 2019 was primarily attributable to (i) a $1.6 million increase in total interest income (which includes a $1.0 million decrease in payment-in-kind interest income) resulting from higher average debt investment balances outstanding, (ii) a $0.5 million increase in dividend income due to increased levels of distributions received from equity investments and tax true-ups related to the tax character of prior year distributions, and (iii) a $(0.4) million decrease in fee income resulting from a decrease in structuring fees due to a comparative decrease in new investments, partially offset by an increase in prepayment and amendment fees.

For the three months ended September 30, 2020, total expenses, including income tax provision, were $14.2 million, an increase of $2.4 million, or 19.7%, from the $11.8 million of total expenses, including the income tax provision, for the three months ended September 30, 2019. The increase was primarily attributable to (i) a $1.5 million increase in capital gains incentive fee accrued, (ii) a $0.5 million increase in interest and financing expenses due to an increase in average borrowings outstanding (iii) a $0.2 increase in income incentive fee, and (iv) a $0.1 million increase in professional fees.

Net investment income decreased by $(0.5) million, or (6.2)% to $6.9 million during the three months ended September 30, 2020 as compared to the same period in 2019, as a result of the $2.4 million increase in total expenses including income tax provision, partially offset by the $1.9 million increase in total investment income. Adjusted net investment income(1), which excludes the capital gains incentive fee accrual, increased by $1.0 million, or 11.5%, to $9.7 million.

For the three months ended September 30, 2020, the total net realized gain on investments, net of income tax provision on realized gains, was $1.3 million, as compared to total net realized gain on investments, net of income tax provision on realized gains, of $10.6 million for the same period in 2019.

Portfolio and Investment Activities

As of September 30, 2020, the fair value of our investment portfolio totaled $715.4 million and consisted of 63 active portfolio companies and three portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 99.9% of the related cost basis as of September 30, 2020. As of September 30, 2020, 19 portfolio company’s debt investments bore interest at a variable rate, which represented $203.0 million, or 32.4%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of September 30, 2020, our average active portfolio company investment at amortized cost was $11.3 million, which excludes investments in the three portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.1% as of September 30, 2020. The weighted average yield was computed using the effective interest rates for debt investments at cost as of September 30, 2020, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

As of September 30, 2020, we had debt investments in one portfolio company on non-accrual status, which had an aggregate cost and fair value of $35.3 million and $5.3 million, respectively.

Liquidity and Capital Resources

As of September 30, 2020, we had $24.7 million in cash and cash equivalents and $77.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of September 30, 2020, we had SBA debentures outstanding of $147.0 million, $50.0 million outstanding of our 5.875% notes due 2023 (the “2023 Notes”), $69.0 million outstanding of our 6.000% notes due 2024, $63.3 million outstanding of our 5.375% notes due 2024 (the “November 2024 Notes” and collectively with the 2023 Notes and February 2024 Notes, the “Public Notes”), and $23.0 million outstanding under our Credit Facility. As of September 30, 2020, the weighted average interest rate on total debt outstanding was 4.6%.

Subsequent Events

On October 1, 2020, we exited our debt and equity investments in Pugh Lubricants, LLC. We received payment in full of $26.6 million on our subordinated debt investment, which includes a prepayment fee. We received a distribution on our common equity investment for a realized gain of approximately $0.5 million.

On October 28, 2020, we invested $6.0 million in second lien debt, which was a partial funding of a $12.0 million note commitment, and $1.5 million common equity in a leading regional distributor of pool equipment and supplies.

Fourth Quarter 2020 Dividend of $0.30 Per Share and Supplemental Dividend of $0.04 Per Share Declared

On October 26, 2020, our board of directors declared a regular quarterly dividend of $0.30 per share payable on December 18, 2020 to stockholders of record as of December 4, 2020. In addition, our Board of Directors declared a supplemental dividend of $0.04 per share payable December 18, 2020 to stockholders of record as of December 4, 2020.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2020 taxable income, as well as the tax attributes for 2020 dividends, will be made after the close of the 2020 tax year. The final tax attributes for 2020 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2020 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, October 30, 2020. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 7287532.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on October 30, 2020 until 11:59pm ET on November 7, 2020 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 7287532. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control and including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	September 30, 2020 (unaudited)	December 31, 2019
ASSETS
Investments, at fair value:
Control investments (cost: $31,044 and $27,718, respectively)	$23,989	$21,820
Affiliate investments (cost: $40,920 and $56,328, respectively)	77,852	121,555
Non-control/non-affiliate investments (cost: $644,455 and $620,453, respectively)	613,564	623,544

Total investments, at fair value (cost: $716,419 and $704,499, respectively)	715,405	766,919
Cash and cash equivalents	24,682	15,012
Interest receivable	7,071	6,331
Prepaid expenses and other assets	1,143	1,177

Total assets	$748,301	$789,439

LIABILITIES
SBA debentures, net of deferred financing costs	$143,871	$153,802
Public Notes, net of deferred financing costs	177,883	176,901
Borrowings under Credit Facility, net of deferred financing costs	21,837	23,899
Accrued interest and fees payable	2,122	3,505
Base management fee payable – due to affiliate	3,224	3,334
Income incentive fee payable, net of incentive fee waiver – due to affiliate	2,374	1,497
Capital gains incentive fee payable – due to affiliate	6,335	12,715
Administration fee payable and other, net – due to affiliate	554	487
Taxes payable	123	547
Accounts payable and other liabilities	426	442

Total liabilities	358,749	377,129

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,437,400 and 24,463,119 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively)	24	24
Additional paid-in capital	365,793	366,061
Total distributable earnings	23,735	46,225

Total net assets	389,552	412,310

Total liabilities and net assets	$748,301	$789,439

Net asset value per common share	$15.94	$16.85

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Investment Income:
Interest income
Control investments	$467	$70	$1,348	$420
Affiliate investments	849	1,192	2,663	4,126
Non-control/non-affiliate investments	17,449	14,871	51,060	40,686

Total interest income	18,765	16,133	55,071	45,232
Payment-in-kind interest income
Control investments	453	191	1,323	1,611
Affiliate investments	106	86	175	254
Non-control/non-affiliate investments	690	1,976	2,013	5,973

Total payment-in-kind interest income	1,249	2,253	3,511	7,838
Dividend income
Control investments	—	—	—	—
Affiliate investments	357	1	465	942
Non-control/non-affiliate investments	114	(39)	160	(54)

Total dividend income	471	(38)	625	888
Fee income
Control investments	—	—	—	349
Affiliate investments	6	4	72	26
Non-control/non-affiliate investments	421	821	1,878	3,150

Total fee income	427	825	1,950	3,525
Interest on idle funds and other income	165	28	336	116

Total investment income	21,077	19,201	61,493	57,599

Expenses:
Interest and financing expenses	4,878	4,421	14,701	12,197
Base management fee	3,223	3,179	9,688	9,066
Incentive fee - income	2,374	2,163	6,342	5,947
Incentive fee - capital gains	2,761	1,307	(6,380)	373
Administrative service expenses	412	422	1,242	1,199
Professional fees	301	217	1,508	1,213
Other general and administrative expenses	224	210	1,059	1,025

Total expenses before income incentive fee waiver	14,173	11,919	28,160	31,020

Incentive fee waiver - income	—	—	(423)	—

Total expenses, net of income incentive fee waiver	14,173	11,919	27,737	31,020

Net investment income before income taxes	6,904	7,282	33,756	26,579
Income tax provision (benefit)	2	(80)	146	(25)

Net investment income	6,902	7,362	33,610	26,604

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	—	(1,268)
Affiliate investments	(65)	26	24,354	(73)
Non-control/non-affiliate investments	1,380	10,507	8,543	10,172

Total net realized gain (loss) on investments	1,315	10,533	32,897	8,831

Income tax (provision) benefit from realized gains on investments	—	32	(1,065)	(261)
Net change in unrealized appreciation (depreciation):
Control investments	607	(9,843)	(1,157)	(8,270)
Affiliate investments	7,158	(1,701)	(28,295)	3,585
Non-control/non-affiliate investments	4,899	7,722	(33,982)	(1,621)

Total net change in unrealized appreciation (depreciation) on investments	12,664	(3,822)	(63,434)	(6,306)

Net gain (loss) on investments	13,979	6,743	(31,602)	2,264
Realized losses on extinguishment of debt	(174)	(210)	(299)	(399)

Net increase in net assets resulting from operations	$20,707	$13,895	$1,709	$28,469

Per common share data:
Net investment income per share-basic and diluted	$0.28	$0.30	$1.37	$1.09

Net increase in net assets resulting from operations per share — basic and diluted	$0.85	$0.57	$0.07	$1.16

Dividends declared per share	$0.30	$0.39	$0.99	$1.17

Weighted average number of shares outstanding — basic and diluted	24,437,400	24,463,119	24,444,120	24,463,119

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and nine months ended September 30, 2020 and 2019.

	($ in thousands) Three Months Ended September 30, (unaudited)		($ in thousands) Nine Months Ended September 30, (unaudited)
	2020	2019	2020	2019
Net investment income	$6,902	$7,362	$33,610	$26,604
Capital gains incentive fee expense (reversal)	2,761	1,307	(6,380)	373

Adjusted net investment income (1)	$9,663	$8,669	$27,230	$26,977

	(Per share) Three Months Ended September 30, (unaudited)		(Per share) Nine Months Ended September 30, (unaudited)
	2020	2019	2020	2019
Net investment income	$0.28	$0.30	$1.37	$1.09
Capital gains incentive fee expense (reversal)	0.11	0.05	(0.26)	0.02

Adjusted net investment income (1)	$0.40	$0.35	$1.11	$1.10

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com